Exhibit 99.1

For more information contact:
Charles F. Champion Chief Executive Officer Youbet.com, Inc. 818/668-2100	Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212/835-8500 or ubet@jcir.com
FOR IMMEDIATE RELEASE
GARY SPROULE APPOINTED CHIEF FINANCIAL OFFICER OF YOUBET.COM
- Proven Financial Manager Assumes Previously Held Position in
New Streamlined Management Structure -
Woodland Hills, CA, August 1, 2005 – Youbet.com, Inc. (NASDAQ:UBET) announced today that, effective immediately, Gary W. Sproule, 55, the Company’s Chief Operating Officer, has been appointed to the position and title of Chief Financial Officer. Mr. Sproule, who joined Youbet.com as Chief Financial Officer in May 2002 and has served as Chief Operating Officer since May 2004, is replacing Charles Bearchell, who served as Chief Financial Officer since May 2004.
Charles F. Champion, the Company’s Chairman and Chief Executive Officer, commented, “After joining Youbet just over three years ago as Chief Financial Officer, Gary Sproule was instrumental in completing our restructuring efforts and financial turnaround. During his tenure as Chief Operating Officer, Gary successfully managed Youbet’s engineering teams, player services group, product development group and other areas that are supporting our strategies for growth. I am confident that Gary’s prior experience as Youbet’s Chief Financial Officer, and his in-depth knowledge of our operations, will result in a seamless transition to this streamlined management structure as we pursue our long-term strategic growth initiatives, including our efforts to grow through further acquisitions.
“In his two years with Youbet, Chuck Bearchell contributed to the growth of the Company during a period in which we emerged as an industry leader. The Board of Directors appreciates Chuck Bearchell’s efforts during his tenure at Youbet, and we wish him every success in his future endeavors.”
The Company also announced that Mr. Champion has assumed the responsibilities of the Chief Operating Officer position.
Prior to joining Youbet.com in May 2002, Mr. Sproule served as Chief Financial Officer at Disney Interactive where he had worldwide finance responsibilities including strategic planning,
-more-

Gary Sproule Named Chief Financial Officer, 8/1/05	page 2

controllership, operations, administration, and information technology. Prior to Disney Interactive, Mr. Sproule served as Chief Financial Officer of WhatsHotNow.com and as the Chief Financial Officer of Magnet Interactive Communications. Mr. Sproule also spent 25 years at UNOCAL, from 1972 through 1997, where he last held the position of Chief Operating Officer for the 76 Products Marketing Division.
Consistent with the terms of his employment agreement, Mr. Bearchell may receive payments that would result in a one-time, after tax charge of approximately $0.01 per fully diluted share, in the third quarter period ending September 30, 2005.
Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members can watch and, in most states, wager on the widest variety of horse racing content available via Youbet.com’s website. Members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. The Company’s Players TrustSM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Founded in 1997, Youbet now is the horse race video source for ESPN.com’s patented ESPN Motion. The company also is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
Forward-Looking Statement
Youbet’s estimate of the charge related to Mr. Bearchell’s departure constitutes a forward-looking statement, which is included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, and involves known and unknown risks, uncertainties and other factors that may cause Although Youbet believes the expectation reflected in this forward-looking statement is based upon reasonable assumptions, it can give no assurance that actual charge will not differ because the final terms of Mr. Bearchell’s departure have not be finalized. Readers are cautioned not to place undue reliance on this forward-looking statement, which speaks only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release any revision that may be made to this forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of this press release.
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